EXHIBIT 10-A (a)

EXECUTIVE INCENTIVE COMPENSATION PLAN

Amended and Restated as of March 11, 1999

(Further Amended September 7, 2006, December 7, 2006 and September 12, 2007)

SECTION 1. PURPOSE

The purposes of the Plan are to give the Company a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Company and its Affiliates with a compensation plan providing incentives (including long-term incentives) directly linked to the future growth and profitability of the Company’s businesses and future increases in shareholder value. This Plan is also designed to enable the Company to meet its objective of maximizing the tax deductibility of awards to the Company’s senior executives.

SECTION 2. DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

“Affiliate” means a corporation or other entity (i) controlled by the Company or in which the Company has a 50% or more ownership interest or (ii) otherwise designated by the Committee from time to time as such for purposes of this Plan.

“Applicable Maximum Percentage” means, with respect to any Participant who is designated to receive a Pool Award pursuant to any Incentive Pool, the maximum percentage of such Incentive Pool that such Participant may receive.

“Award” means an award under the Plan (as defined herein), whether taking the form of a Pool Award, a Cash-Based Award, Stock or Restricted Stock.

“Award Cycle” means a period of time designated by the Committee over which an Award is to be earned.

“Award Letter” means a written letter addressed to a Participant evidencing an Award and the terms and conditions thereof.

“Board” means the Board of Directors of the Company.

“Business Transaction” has the meaning set forth in Section 4(b).

“Cash-Based Award” means Awards denominated in dollar amounts, which may, but need not, be Qualified Performance-Based Awards.

“Cash Limit” has the meaning set forth in Section 6(d).

“Cause” means, with respect to any Participant, (1) “cause” as defined in any employment agreement between the Company or any Affiliate and the Participant that is in effect at the time of such Participant’s Termination of Employment, or (2) if there is no such employment agreement or if such employment agreement does not define “cause,” (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) the Participant’s dishonesty in the course of fulfilling his or her employment duties, (C) a willful and deliberate failure on the part of a Participant to perform his or her employment duties in any material respect, or (D) such other events as shall be determined by the Committee. The Committee shall have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

“Change in Control” has the meaning set forth in Section 12(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Committee” has the meaning set forth in Section 3(a).

“Committee Determination Date” means, with respect to any Qualified Performance-Based Award, the date on which the Committee determines and certifies the extent to which the Award has been earned based upon the applicable Performance Goals and such other factors as the Committee may take into account, as more fully set forth in the Plan.

“Company” means Colgate-Palmolive Company, and any successor thereto.

“Corporate Transaction” has the meaning set forth in clause (iii) of Section 12(b).

“Designated Executives” means the Chairman of the Company, the Chief Executive Officer of the Company, and each other officer, executive or other key employee designated as such by the Committee from time to time.

“Disability” means permanent and total disability as determined under Company procedures in effect at the time of such determination or as otherwise established by the Committee for purposes of the Plan.

“Disaffiliation” means a subsidiary’s or Affiliate’s ceasing to be a subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the subsidiary or Affiliate) or a sale of a division of the Company or its Affiliates.

“Effective Date” of this Plan means the date the Plan is duly approved by the Company’s shareholders.

“ESOP” means the employee stock ownership plan component of the Company’s Employees’ Savings and Investment Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” of any security means, as of any given date, the price at which such security was last sold on such date as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. The Fair Market Value of any other property, or of any security for there is no regular public trading market, shall be determined by the Committee in good faith.

“Incentive Pool” means an Annual Incentive Pool or a Long-term Incentive Pool described in Section 6(b)(i) and 6(b)(ii).

“Legended Stock” has the meaning set forth in Section 8(d).

“Maximum Pool Award” has the meaning set forth in Section 6(b)(iii).

“Participant” means an individual who is eligible to receive Awards as set forth in Section 5.

“Performance Goals” means the performance goals established by the Committee in connection with Qualified Performance-Based Awards. Such goals shall be based on the attainment of specified levels of, or rates of change or relative changes in, one or more of the following measures by the Company, any Affiliate, or a division or other unit of the Company or an Affiliate, in relation to specified other companies, indices, targets, prior performance or otherwise: earnings per share, net income, sales, revenues, margins, non-variable expenses, pre-tax profit, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital or shareholder return. Such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

“Plan” means the Colgate-Palmolive Company Executive Incentive Compensation Plan, amended and restated as of March 11, 1999, as set forth herein and as amended from time to time.

“Pool Award” means an Award from an Incentive Pool described in Section 6(b)(i) or 6(b)(ii).

“Qualified Performance-Based Award” means (i) an Award characterized as such by the Committee at the time of designation, based upon a determination that the Participant receiving such Award is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Award and the Committee wishes such Award to qualify for the Section 162(m) Exemption, or (ii) a Pool Award.

“Qualified Termination of Employment” has the meaning set forth in the Colgate-Palmolive Company Executive Severance Plan, as amended and restated, as such plan may be amended from time to time, and any successor thereto.

“Restricted Stock” means hypothetical shares of Stock, also known as “phantom” stock.

“Restrictions” has the meaning set forth in Section 8(d).

“Retirement” means retirement from active employment with the Company or any Affiliate at or after age 65 or pursuant to the early retirement provisions of the applicable pension plan of such employer.

“Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act or any successor provision thereto.

“Section 16 Exemption” means exemptions available under the rules promulgated by the Commission under Section 16 of the Exchange Act or any successor provision thereto.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, as amended from time to time, or any successor provision thereto.

“Share Limit” has the meaning set forth in Section 6(d).

“Stock” means the common stock, par value $1.00 per share, of the Company, or any common stock issued by the Company or any successor to or parent of the Company.

“Stock-Based Awards” means Awards denominated in Stock, including Legended Stock or Restricted Stock, or Awards otherwise related to the value of Stock, which may, but need not, be Qualified Performance-Based Awards.

“Termination of Employment” means the termination of the Participant’s employment with the Company or any Affiliate. A Participant employed by an Affiliate shall also be deemed to incur a Termination of Employment if the Affiliate ceases to be such an Affiliate and the Participant does not become an employee of the Company or another Affiliate in connection therewith. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates shall not be considered Terminations of Employment. No payment of any Award of Restricted Stock shall be made on account of a Participant’s Termination of Employment unless such Termination of Employment results in a “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

SECTION 3. ADMINISTRATION

(a) In General. The Plan shall be administered by the Personnel and Organization Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”). The Committee shall have plenary authority with respect to Awards pursuant to the terms of the Plan; provided that such plenary authority and the specific powers given to the Committee pursuant to Section 3(b)(i), (ii), (iii) and (iv), in each case with respect to Awards that are not Qualified Performance-Based Awards and that are made to Participants other than Designated Executives or to executives who are considered “insiders” for the purposes of Section 16 of the Exchange Act, may be delegated to, and exercised by, any of the elected officers of the Company in accordance with such rules, guidelines and practices as may be prescribed from time to time by the Committee. Awards under the Plan may (but need not) be evidenced by Award Letters.

(b) Specific Powers. Without limiting the generality of the foregoing, among other things, the Committee shall have the authority, in its sole discretion, subject to the terms of the Plan:

(i) To select the Participants who are eligible for and may receive Awards from time to time;

(ii) To determine the form and amount of each Award;

(iii) To determine the terms and conditions of any Award (including, but not limited to, any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company, any Affiliate or any division or operating unit of the Company or any Affiliate)); and

(iv) Subject to Section 13, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, Performance Goals; provided, however, that the number of shares or the amount payable with respect to a Qualified Performance-Based Award may not be adjusted upwards and the Performance Goals associated therewith may not be waived or altered in a manner that would cause such Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(c) Procedures. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable from time to time and to interpret the terms and provisions of the Plan. Unless otherwise determined by the Committee, the officers of the Company shall have responsibility for the day-to-day administration of the Plan, consistent with such rules, guidelines and practices. The Committee may act only by a majority of its members then in office, except that the members thereof may (i) delegate authority in accordance with Section 3(a) above or (ii) authorize any one or more of their number or any elected officer of the Company to execute and deliver documents on behalf of the Committee.

(d) Board Action. Any authority granted to the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award that is a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption or the Section 16 Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 4. STOCK SUBJECT TO PLAN, LIMITS ON AWARDS

(a) General Limitations on Stock. The total number of shares of Stock reserved and available for Awards under the Plan during any given calendar year shall be one quarter of one percent (0.25%) of the total number of shares of Stock outstanding as of the first day of such calendar year; provided that any shares of Stock available for grant in a particular calendar year that are not actually granted in such year shall be added to the number of shares of Stock available for grant in the subsequent calendar year. Shares of Stock subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. If any shares of Legended Stock are forfeited, such shares shall be available again for Awards under the Plan.

(b) Adjustments. In the event of any change in corporate equity capitalization, such as a stock split, reverse stock split, stock dividend, share combination, recapitalization, spin-off or similar event affecting the equity capital structure of the Company, the Committee shall make equitable substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, the Share Limit set forth in Section 6(d) and in the number and kind of shares (or other property, including without limitation, cash) subject to outstanding Awards; provided, however, that the number of shares subject to any Award shall always be a whole number. In the event of a corporate transaction, such as any merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation (other than a spin-off), or other distribution of stock or property of the Company (including an extraordinary cash dividend) not covered by the prior sentence, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, or similar event affecting the Company or any of its subsidiaries or Affiliates (a “Business Transaction”), the Committee may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, the Share Limit set forth in Section 6(d) and in the number and kind of shares (or other property, including without limitation, cash) subject to outstanding Awards, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. In the case of Business Transactions, such adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion. Notwithstanding the foregoing: (i) any adjustments made pursuant to this paragraph to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A; (ii) any adjustments made pursuant to this paragraph to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Code Section 409A or (B) comply with the requirements of Code Section 409A; and (iii) in any event, the Committee shall not have the authority to make any adjustments pursuant to this paragraph to the extent the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A at the time of grant to be subject thereto.

SECTION 5. ELIGIBILITY

Employees of the Company and its Affiliates who are responsible for or contribute to the operation or business of the Company or its Affiliates are eligible to receive Awards under the Plan.

SECTION 6. QUALIFIED PERFORMANCE-BASED AWARDS

(a) In General. The Committee may make Qualified Performance-Based Awards, which may be Cash-Based Awards or Stock-Based Awards.

(b) Incentive Pool Awards.

(i) Annual Incentive Pool. The Committee may determine, in its discretion, to make available Awards for an Award Cycle consisting of a fiscal year of the Company beginning after the Effective Date of this Plan, and to have available for Awards under this Section 6(b)(i) (such an Award, an “Annual Pool Award”) a total dollar amount (the “Annual Incentive Pool”) determined based upon the achievement of one or more Performance Goals over the Award Cycle. All Annual Pool Awards shall be Qualified Performance-Based Awards. Within 90 days after the beginning of each fiscal year, the Committee may determine whether Annual Pool Awards in fact will be designated for that fiscal year, and if so, the terms and conditions of the Annual Incentive Pool and Annual Pool Awards, including, without limitation, the following: (A) the Performance Goal or Goals; (B) the formula whereby the dollar amount of the Annual Incentive

Pool will be determined; (C) the Participants who will be eligible to receive Annual Pool Awards from that Annual Incentive Pool; (D) the amount of each such Participant’s Applicable Maximum Percentage for such Annual Incentive Pool; provided that the total of such Applicable Maximum Percentages shall not exceed 100 percent; and (E) for each Participant, whether his or her Annual Pool Award will be subject to the Share Limit, the Cash Limit, or a combination thereof.

(ii) Long-term Incentive Pools. The Committee may determine, in its discretion, also to make available Awards for an Award Cycle consisting of more than one fiscal year of the Company (as determined by the Committee) and to have available for Awards under this Section 6(b)(ii) (such an Award, a “Long-term Pool Award”) a total dollar amount (the “Long-term Incentive Pool”) determined based upon achievement of one or more Performance Goals over the Award Cycle. All Long-term Pool Awards shall be Qualified Performance-Based Awards. Within 90 days after the beginning of each fiscal year, the Committee may determine whether Long-term Pool Awards in fact will be designated for an Award Cycle beginning that fiscal year, and if so, the terms and conditions of the Long-term Incentive Pool and Long-term Pool Awards, including, without limitation, the following: (A) the Performance Goal or Goals; (B) the formula whereby the dollar amount of the Long-term Incentive Pool will be determined; (C) the duration of the Award Cycle; (D) the Participants who will be eligible to receive Long-term Pool Awards from that Long-term Incentive Pool; (E) the amount of each such Participant’s Applicable Maximum Percentage for such Long-term Incentive Pool; provided that the total of such Applicable Maximum Percentages shall not exceed 100 percent; and (F) for each Participant, whether his or her Long-term Pool Award will be subject to the Share Limit, the Cash Limit, or a combination thereof.

(iii) Determination of Pool Awards. Following the end of each Award Cycle for which Pool Awards have been designated, the Committee shall determine and certify the amount of the Incentive Pool for the Award Cycle and the maximum Pool Award for each Participant (“Maximum Pool Award”), which shall equal the lesser of (A) the Participant’s Applicable Maximum Percentage multiplied by the amount of the Incentive Pool and (B) the amount permitted after applying the Share Limit and/or the Cash Limit, as applicable. For purposes of applying the Share Limit, if applicable, the number of shares of Stock represented by a particular Maximum Pool Award (or portion thereof) shall be determined by dividing the cash amount of such Maximum Pool Award (or portion thereof) by the Fair Market Value of a share of Stock on the Committee Determination Date. The Committee then shall determine for each Participant, based upon such factors (including, without limitation, the amounts allocated to the Participant’s account under the ESOP) as the Committee in its sole discretion shall determine, whether he or she shall be awarded an amount equal to his or her Maximum Pool Award or a lesser amount. To the extent that a Participant has become entitled to an Annual Pool Award with respect to a calendar year, such award shall be paid during the following calendar year on a date following the Committee Determination Date but no later than March 15th of such calendar year, provided that this sentence shall not be construed as creating an entitlement to an award not otherwise provided for under this Plan.

(c) Other Qualified Performance-Based Awards.

(i) The Committee may determine, in its discretion, to make other Qualified Performance-Based Awards in addition to or in place of Pool Awards. The terms and conditions of such Awards shall be designated by the Committee in accordance with the requirements of the Section 162(m) Exemption, including, without limitation, the timely establishment of Performance Goals and Award Cycle, the determination of whether such Award is subject to the Share Limit or the Cash Limit, and when and how the Share Limit or Cash Limit, as applicable, will be applied.

(ii) Following the end of the Award Cycle applicable to each Award designated under

Section 6(c)(i), the Committee shall determine and certify the extent to which the Performance Goals have been achieved and the amount of such Award that has been earned based upon such achievement and shall determine, based upon such factors as the Committee in its sole discretion shall determine (including, without limitation, the amounts allocated to the Participant’s account under the ESOP), whether the Participant for whom such Award was designated shall be awarded an amount equal to the amount so determined or a lesser amount. To the extent that a Participant has become entitled to a Qualified Performance-Based Award with respect to an Award Cycle consisting of a fiscal year of the Company, such award shall be paid during the following calendar year on a date following the Committee Determination Date but no later than March 15th of such calendar year, provided that this sentence shall not be construed as creating an entitlement to an award not otherwise provided for under this Plan.

(d) Share Limit and Cash Limit Defined. For purposes of this Section 6, the “Share Limit” shall be 100,000 shares* of Stock per Participant per calendar year, taking into account all Qualified Performance-Based Awards of the Participant that are subject to the Share Limit. The “Cash Limit” shall be $4 million per calendar year per Participant, increased for each calendar year after 1999 by the percentage increase, if any, in the Consumer Price Index for All Urban Consumers (or any successor thereto designated by the Committee) from the prior calendar year, taking into account all Qualified Performance-Based Awards of the Participant that are subject to the Cash Limit. The Share Limit or Cash Limit, as applicable, shall apply regardless of the form in which an Award is actually paid.

SECTION 7. GENERAL AWARDS

The Committee also may make Awards other than Qualified Performance-Based Awards (any such Award, a “General Award”). General Awards may be Cash-Based Awards or Stock-Based Awards. The terms and conditions of General Awards, including, without limitation, the requirements, if any, for vesting thereof, and the time and form of payment thereof shall be determined by the Committee in its sole discretion at the time of designation or thereafter.

SECTION 8. PAYMENT OF AWARDS

(a) In General. Each Award that is to be paid in accordance with this Plan (including, without limitation, any Qualified Performance-Based Award), shall be paid in cash, in the form of Stock (which may be Legended Stock), Restricted Stock, or by a combination thereof, as the Committee shall in its sole discretion determine.

(b) Cash-Based Awards Paid in Stock or Restricted Stock. If all or a portion of a Cash-Based Award is paid in the form of Stock or Restricted Stock, the number of shares of Stock or Restricted Stock so paid shall be determined based on the number of shares of Stock or Restricted Stock having a Fair Market Value, on the Committee Determination Date, if applicable, and otherwise on the business day immediately preceding the date of payment, equal to the amount of the portion of the Cash-Based Award being paid therewith.

(c) Stock-Based Awards Paid in Cash. If all or a portion of a Stock-Based Award is paid in cash, the amount of cash so paid shall be the Fair Market Value, on the Committee Determination Date, if applicable, and otherwise on the business day immediately preceding the date of payment, of a share of Stock or Restricted Stock multiplied by the number of shares of Stock or Restricted Stock being paid therewith.

(d) Legended Stock. If a Stock-Based Award is subject to forfeiture and/or restrictions on transfer (collectively, “Restrictions”), it shall be considered to consist of “Legended Stock”. Except as specifically provided in this Plan, the terms and conditions of Legended Stock, including, without limitation, the requirements for the lapse of the Restrictions applicable thereto, shall be determined by the Committee in its sole discretion.

*	Automatically adjusted to 200,000 shares as a result of 1999 2-for-1 stock split, pursuant to Section 4(b).

(e) Specified Employees. If the Participant is a “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of Section 409A(a)(2)(B)(i) of the Code, and payment of any Award of Restricted Stock is to be made on account of the Participant’s Termination of Employment, such payment may not be made before the earlier of (i) the date that is six months following the Participant’s Termination of Employment or (ii) the date of the Participant’s death.

SECTION 9. EVIDENCE OF AND RIGHTS RELATING TO CERTAIN AWARDS

(a) Evidence of Awards and Certificates. Shares of Stock and Legended Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Stock or Legended Stock shall be registered in the name of the Participant and, in the case of Legended Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Legended Stock, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Colgate-Palmolive Company Executive Incentive Compensation Plan, as amended and restated, and any applicable Award Letter. Copies of such Plan and Award Letter, if applicable, are on file at the offices of Colgate-Palmolive Company at 300 Park Avenue, New York, NY 10022.”

(b) Custody Accounts. The Committee may require that the certificates evidencing Legended Stock and dividends paid with respect thereto be held in custody by the Company until the Restrictions applicable thereto shall have lapsed and that, as a condition of any Award of Legended Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award. If and when the Restrictions applicable to shares of Legended Stock lapse without a prior forfeiture of the Legended Stock, unlegended certificates for such shares shall be delivered to the Participant upon surrender of the legended certificates (if applicable).

(c) Rights of Holders of Legended Stock. Except as specifically provided otherwise in this Plan and any applicable Award Letter or resolution of the Committee designating the Award, the Participant shall have, with respect to Legended Stock, all of the rights of a stockholder of the Company holding the class or series of Stock that is the subject of the Legended Stock, including, if applicable, the right to vote the shares and the right to receive any and all dividends and distributions with respect thereto. Notwithstanding the foregoing, with respect to Legended Stock, unless otherwise determined by the Committee: (i) dividends and distributions shall be automatically deferred; (ii) such deferred dividends and distributions that are in cash shall, if the applicable Award Letter or resolution of the Committee designating the Award provides, and there are sufficient shares of Stock available for grant as additional Legended Stock pursuant to the aggregate limit of Section 4(a), be reinvested in additional Legended Stock; and (iii) such deferred dividends or distributions or additional Legended Stock, as applicable, shall be held subject to the vesting of the underlying Legended Stock, or held subject to meeting separate Performance Goals.

(d) Forfeited Shares of Legended Stock. All shares of Legended Stock and all dividends and distributions on Legended Stock that are forfeited by a Participant shall revert to the Company.

(e) Dividend Equivalents on Restricted Stock. Unless otherwise determined by the Committee, an Award of Restricted Stock shall be increased to reflect deemed reinvestment in additional Restricted Stock of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock if it consisted of actual shares of Stock. Notwithstanding the foregoing, if an adjustment to an Award of Restricted Stock is made pursuant to Section 4(b) above as a result of any dividend or distribution, no increase to such Award shall be made under this Section 9(e) as a result of the same dividend or distribution.

SECTION 10. EFFECT OF TERMINATION OF EMPLOYMENT

The consequences of a Participant’s Termination of Employment with respect to Awards shall be determined by the Committee; provided that such determination shall not be made in a manner that would cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption or, in the case of Restricted Stock, to violate the requirements of Section 409A of the Code; and provided, further, that, with respect to Awards that are not Qualified Performance-Based Awards and that are made to Participants other than Designated Executives or to executives who are considered “insiders” for the purposes of Section 16 of the Exchange Act, such authority may be delegated to, and exercised by, any of the elected officers of the Company in accordance with such rules, guidelines and practices as may be prescribed from time to time by the Committee.

SECTION 11. DEFERRAL; TRANSFERABILITY

(a) Deferral. Notwithstanding any other provision of this Plan, the Committee may establish programs and procedures pursuant to which Participants may be permitted to elect to defer receipt of all or a portion of any Award under this Plan, including Qualified Performance-Based Awards, whether paid in cash, Stock or Restricted Stock. Any such deferrals shall be subject to the terms and conditions of the Colgate-Palmolive Company Deferred Compensation Plan.

(b) Transferability. Except as may be otherwise provided by the Committee, no Award may be sold, assigned, transferred, pledged or otherwise encumbered except and to the extent that it has been paid or the Restrictions applicable thereto have lapsed, as applicable.

SECTION 12. CHANGE IN CONTROL PROVISIONS

(a) Impact of Event. Notwithstanding any other provision of this Plan to the contrary, except as otherwise provided in any applicable Award Letter or resolution of the Committee designating the Award, in the event of a Change in Control: (i) all Awards of Restricted Stock granted pursuant to a performance-based award program of the Company (including, without limitation, Qualified Performance-Based Awards) that have not yet vested shall be considered earned in full and nonforfeitable and, except to the extent otherwise expressly provided in any deferral arrangement pursuant to Section 11(a) or any other plan, program or agreement applicable to the Participant and, subject to the Change in Control meeting the requirements of Section 409A(a)(2)(A)(v) of the Code, shall be paid pursuant to Section 8; and (ii) all Restrictions applicable to Awards of Legended Stock granted pursuant to a performance-based award program of the Company (including, without limitation, Qualified Performance-Based Awards) shall lapse; and (iii) all other Awards of Restricted Stock and Legended Stock held by a Participant who experiences a Qualified Termination of Employment within two years following a Change in Control shall so vest, and such restrictions shall lapse, as applicable, at the time of such Qualified Termination of Employment.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted itself was acquired directly from the Company, (2) any repurchase by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 12(b); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 12(b), any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership derives from ownership of a 20% or more interest in the Outstanding Company Common Stock and/or Outstanding Company Voting Security that existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the approval by shareholders of a complete liquidation or dissolution of the Company.

SECTION 13. TERM, AMENDMENT AND TERMINATION

(a) Plan. The Plan will terminate on May 31, 2009. Awards outstanding as of the date of such termination shall not be affected or impaired thereby. The Board may amend, alter, or discontinue this Plan at any time, but no amendment, alteration or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore designated without the Participant’s consent.

(b) Awards. The Committee may amend the terms of any Award theretofore designated, prospectively or retroactively, but no such amendment may be made if it would cause a Qualified Performance-Based Award not to qualify, or to cease to qualify, for the Section 162(m) Exemption, or cause Restricted Stock to violate the requirements of Section 409A of the Code, nor shall any such Amendment impair the rights of any holder without the holder’s consent.

SECTION 14. UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 15. GENERAL PROVISIONS

(a) Restrictions. The Committee may require each person purchasing or receiving Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Stock without a view to the distribution thereof. The certificates for such Stock may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

(i) Listing or approval for listing upon notice of issuance, of such shares on The New York Stock Exchange, Inc., or such other securities exchange as may be at the time the principal market for the Stock;

(ii) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee, in its absolute discretion upon the advice of counsel, shall deem necessary or advisable; and

(iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee, in its absolute discretion after receiving the advice of counsel, shall determine to be necessary or advisable.

(b) Other Compensation. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

(c) No Right to Employment. Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

(d) Taxation. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Stock.

(e) Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised; provided that if there is no valid beneficiary designation in effect at the time of a Participant’s death for any reason (including, without limitation, a lack of such procedures or a failure by the Participant to make a designation), then such Participant’s estate shall be the Participant’s beneficiary.

(f) Affiliates. In the case of an Award to any employee of an Affiliate, the Company may, if the Committee so directs, issue or transfer the shares of Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

(g) Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 16. SHAREHOLDER APPROVAL

This amendment and restatement of the Plan shall be void and of no force or effect unless it is duly approved by the Company’s shareholders.